Vitro, S.A.B. de C.V.

Tender For Exchange of

New 8.625% Senior Exchange Notes

due 2012 for Old 8.625% Senior Notes due 2012

Regulation S Notes (CUSIP P98100 AA 1 and ISIN USP98100AA12)

144A Notes (CUSIP 92851R AA 5 and ISIN US92851RAA59)

and

New 9.125% Senior Exchange Notes

due 2017 for Old 9.125% Senior Notes due 2017

Regulation S Notes (CUSIP P98100 AB 9 and ISIN USP98100AB94)

144A Notes (CUSIP 92851R AB 3 and ISIN US92851RAB33)

 THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON [_____], 2007 (THE "EXPIRATION DATE"), UNLESS EXTENDED BY VITRO, S.A.B. DE C.V. IN ITS SOLE DISCRETION

To Our Clients:

Enclosed for your consideration is a prospectus, dated [_____], 2007, of Vitro, S.A.B. de C.V. and a related letter of transmittal, that together constitute Vitro, S.A.B. de C.V.'s offer to exchange up to U.S.$300,000,000 aggregate principal amount of 8.625% Senior Exchange Notes due 2012 (together with the guarantees thereof, the "New 2012 Notes"), which have been registered under the Securities Act of 1933, as amended, of Vitro, S.A.B. de C.V., for a like aggregate principal amount of 8.625% Senior Notes due 2012 (together with the guarantees thereof, the "Old 2012 Notes") of Vitro, S.A.B. de C.V. and up to U.S.$700,000,000 aggregate principal amount of 9.125% Senior Exchange Notes due 2017 (together with the guarantees thereof, the "New 2017 Notes" and, together with the New 2012 Notes, the "New Notes"), which have been registered under the Securities Act of 1933, as amended, of Vitro, S.A.B. de C.V., for a like aggregate principal amount of 9.125% Senior Notes due 2017 (together with the guarantees thereof, the "Old 2017 Notes" and, together with the Old 2012 Notes, the "Old Notes") of Vitro, S.A.B. de C.V.

The materials relating to the exchange offer are being forwarded to you as the beneficial owner of Old Notes carried by us for your account or benefit but not registered in your name. A tender of any Old Notes may only be made by us as the registered holder and pursuant to your instructions. Therefore, we urge beneficial owners of Old Notes registered in the name of a broker, dealer, commercial bank, trust company or any other nominee to contact such registered holder promptly if they wish to tender Old Notes in the exchange offer.

Accordingly, we request instructions as to whether you wish us to tender any or all such Old Notes held by us for your account or benefit pursuant to the terms and conditions set forth in the prospectus and the letter of transmittal. We urge you to read carefully the prospectus and letter of transmittal and other material provided herewith before instructing us to tender your Old Notes. The letter of transmittal is furnished to you for your information only and cannot be used by you to exchange Old Notes held by us for your account or benefit.

Your instructions to us should be forwarded as promptly as possible in order to permit us to tender notes on your behalf in accordance with the provisions of the exchange offer.

Your attention is directed to the following:

1.    The exchange offer will expire at 11:59 p.m., New York City time, on [_____], 2007, unless extended by Vitro, S.A.B. de C.V. in its sole discretion. Tendered Old Notes may be withdrawn, subject to the procedures described in the prospectus, at any time prior to 11:59 p.m. New York City time, on the expiration date.

2.    The Old Notes will be exchanged for the New Notes at the rate of U.S.$1,000 principal amount of New Notes for each U.S.$1,000 principal amount of Old Notes validly tendered and not validly withdrawn prior to the expiration date. The New Notes will bear interest from the most recent interest payment date to which interest has been paid on the notes or, if no interest has been paid, from February 1, 2007. The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes, except that the New Notes have been registered under the Securities Act of 1933, as amended.

3.    Notwithstanding any other term of the exchange offer, Vitro, S.A.B. de C.V. may terminate or amend the exchange offer as provided in the prospectus and will not be required to accept for exchange, or exchange any New Notes for, any Old Notes not accepted for exchange prior to such termination.

4.    Any transfer taxes applicable to the exchange of the outstanding notes pursuant to the exchange offer will be paid by Vitro, S.A.B. de C.V., except as otherwise provided in the prospectus and in Instruction 8 of the letter of transmittal.

5.    Based on an interpretation of the Securities Act by the staff of the Securities and Exchange Commission, Vitro, S.A.B. de C.V. believes that New Notes issued pursuant to the exchange offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

(a)   the holder is acquiring New Notes in its ordinary course of business;

(b)   the holder is not engaging in and does intend to engage in a distribution of the New Notes;

(c)   the holder is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes;

(d)   the holder is not an "affiliate" of Vitro, S.A.B. de C.V., as such term is defined under Rule 405 of the Securities Act; and

(e)   the holder is not acting on behalf of any person who could not truthfully make these statements.

To participate in the exchange offer, holders must represent to Vitro, S.A.B. de C.V. that each of these statements is true. If the holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes.

If you wish to have us tender any or all of your Old Notes, please so instruct us by completing and returning to us the form entitled "Instructions To Registered Holder And/Or Book-Entry Transfer Facility Participant From Beneficial Owner" attached hereto. An envelope to return your instructions is enclosed. If you authorize a tender of your Old Notes, the entire principal amount of Old Notes held for your account will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us with ample time to permit us to submit a tender on your behalf by the expiration date.